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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Capital Trust, Inc. for the registration of common stock, preferred stock, depositary shares, debt securities, subscription rights, warrants and units and to the incorporation by reference therein of our reports dated March 3, 2008, with respect to the consolidated financial statements and schedule of Capital Trust, Inc., and the effectiveness of internal control over financial reporting of Capital Trust, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
July 2, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm